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                                                                      EXHIBIT 99

         ABERCROMBIE & FITCH EXPANDS BOARD OF DIRECTORS WITH ADDITION OF
                            TWO INDEPENDENT DIRECTORS

NEW ALBANY, Ohio, July 11, 2003 - Abercrombie & Fitch (NYSE: ANF) announced today the election of James B. Bachmann and Lauren J. Brisky to the Company's Board of Directors.

Mr. Bachmann is a retired Managing Partner of Ernst & Young LLP where he was a partner for 26 years, and served as Managing Partner of the Columbus, Ohio practice since 1992. Mr. Bachmann advised on accounts including U.S. and multi-national publicly held companies including those that have had initial public offerings. Mr. Bachmann has also acted as the senior advisory partner for several Fortune 500 companies.

Mr. Bachmann holds a bachelor's degree in accounting from John Carroll University. As a Certified Public Accountant he is a member of the Ohio Society of Certified Public Accountants and American Institute of Certified Public Accountants. Mr. Bachmann also serves as Trustee of the Columbus Museum of Art and as Chairman of Prologue Research, a contract research organization in oncology funded by the James Cancer Hospital of The Ohio State University.

Ms. Brisky is Vice Chancellor for Administration and Chief Financial Officer at Vanderbilt University and Medical Center. Ms. Brisky serves as the financial liaison for the university's Audit, Budget, and Executive Committees. Ms. Brisky provides direct leadership for the Division of Administration, which includes Accounting, Financial Management, Financial Analysis, Campus Planning and Construction, Management Information Systems, Telecommunications, and Human Resources.

Ms. Brisky earned her Bachelor or Arts from Simmons College where she graduated with distinction. Ms. Brisky completed her MBA at Cornell University. Currently, Ms. Brisky is the Chair of the Board for the Girl Scout Council of Cumberland Valley and a member of the Board of Governors for the Nashville Area Chamber of Commerce. She serves on the Board of Trustees for Simmons College, where she is also Chair of the Audit Committee and a member of the Executive Committee.

Abercrombie & Fitch operated a total of 615 stores at the end of June, including 166 abercrombie stores and 104 Hollister Co. stores. The Company operates e-commerce websites at www.abercrombie.com, www.abercrombiekids.com, www.hollisterco.com, and publishes the A&F Quarterly.

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For further information, call:   Thomas D. Lennox
                                 Director, Investor Relations and
                                 Corporate Communications
                                 (614) 283-6751

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF
1995:
The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this Release, the Company's Form 10-K or made by management of the Company involve risks and uncertainties, and are subject to change based on various important factors. The following factors, among others, in some cases have affected and in the future could affect the Company's financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any such forward-looking statements: change in consumer spending patterns, consumer preferences and overall economic conditions, the impact of competition and pricing, changes in weather patterns, political stability, currency and exchange risks and changes in existing or potential duties, tariffs or quotas, postal rate increases and charges, paper and printing costs, availability of suitable store locations at appropriate terms, ability to develop new merchandise and ability to hire and train associates.